N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces 2020 Capital Investment Plans
and Production and Expense Guidance

•	Total capital investment estimated to be $1.25 - 1.35 billion

–	Includes drilling and completion capital of $0.95 - 1.05 billion

•	Generates nine percent oil growth at the midpoint

•	Free cash flow positive in 2020 assuming $50/bbl WTI* and $2.25/Mcf NYMEX*

*Equates to realized prices of $48.00/bbl of oil and $.65/Mcf of gas ($.05/Mcf for Permian gas) using current strip pricing

DENVER, February 19, 2020 - Cimarex Energy Co. (NYSE: XEC) today announced its projected 2020 total capital investment (including midstream capital) of $1.25 - 1.35 billion. The table below shows a breakdown of the projected capital by category:

Capital Expenditures	2020E Guidance
Drilling and Completion (D&C)	$0.95 - 1.05 billion
Midstream/Saltwater Disposal (SWD)	$100 million
Other*	$200 million
Total Capital Investment	$1.25 - 1.35 billion

*Capitalized overhead, production, NPL and technology

In 2020, oil production is projected to average 91 - 97 thousand barrels of oil (MBbls) per day, up nine percent at the midpoint from 2019 levels. Total equivalent production is expected to average 270 - 286 thousand barrels of oil equivalent (MBOE) per day, essentially flat from 2019. Following the strong performance in the fourth quarter of 2019, oil production in the first quarter of 2020 is expected to average 87.5 - 91.5 MBbls per day with total production expected to average 272 - 288 MBOE per day, both slightly down from fourth quarter levels.

Tom Jorden, Cimarex Chairman and CEO, said, “Our capital planning for 2020 shows that at $50 WTI and similar capital to the amount invested in 2019, Cimarex can generate nine percent midpoint oil growth and generate free cash flow. As we review our three year plan, we believe a ratable level of activity should, at a minimum, yield similar production growth with increasing free cash flow in each of the next three years at $50 WTI." Mr. Jorden went on to say, "We are pleased with our execution and expect to see further capital efficiencies in 2020 and beyond."

Cimarex intends to invest $0.95 - 1.05 billion on the drilling and completion of wells in 2020 with 90 net wells expected to begin producing during the period. Over 90 percent of the D&C capital will be invested in the Permian region with the remainder in the Mid-Continent. Permian activities will continue to focus on long lateral Wolfcamp wells in Culberson and Reeves counties in Texas, and in Lea and Eddy counties in New Mexico. Avalon and Bone Spring activities round out the remainder of our investments in the region.

Below are the net wells expected to be on production in 2020 by quarter:

	1Q20	2Q20	3Q20	4Q20	Total

Permian Basin	20	14	25	18	77
Mid-Continent	—	2	10	1	13
Total	20	16	35	19	90

Expenses for 2020 on a per unit basis are expected to fall within the following ranges:

($/BOE)
Production expense	$3.10 - $3.60
Transportation and other operating expense	2.30 - 2.50
DD&A and ARO accretion	8.50 - 9.50
General and administrative expense	0.95 - 1.15
Taxes other than income (% of oil and gas revenue)	6.0% - 7.0%

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors that may affect these forward-looking statements.
Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility; higher than expected costs and expenses, including the availability and cost of services and materials; our ability to successfully integrate the March 2019 acquisition of Resolute Energy Corporation; compliance with environmental and other regulations; costs and availability of third party facilities for gathering, processing, refining and transportation; risks associated with operating in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; declines in the values of our oil and gas properties resulting in impairments; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; the effectiveness of controls over financial reporting; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, 303.285.4957

www.cimarex.com